For Immediate Release	Exhibit 99.1
Contact:
Dennis Craven (Company)	Chris Daly (Media)
Chief Operating Officer	Daly Gray Public Relations
(561) 227-1386	(703) 435-6293

Chatham Lodging Trust Debt Issuance Clears Path Through 2025

WEST PALM BEACH, Fla., September 1, 2023 —Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) focused on investing in upscale extended-stay hotels and premium branded, select-service hotels, today announced that it has issued approximately $83 million of fixed-rate debt since mid-August, including $24.5 million maturing in five years and $58.4 million maturing in ten years. The debt issuance is comprised of five individual first mortgage loans.

“With these issuances and availability under our unsecured credit facility, we have the ability to repay all debt due through 2024 and will only have to address one $19 million maturing mortgage in 2025,” emphasized Dennis Craven, Chatham’s chief operating officer. “We have great freedom to create value for our shareholders, whether that is related to refinancing future debt, acquiring/developing hotels or making other hotel investments.”

On August 16, 2023, two 10-year loans aggregating $39.9 million were provided by Barclays Capital Real Estate and are secured by the Residence Inn and TownePlace Suites Austin Northwest / The Domain. The loans carry a fixed interest rate of 7.4 percent per annum and are interest only for the first five years before amortizing based upon a 30-year amortization schedule.

On August 30 and 31, 2023, respectively, a five-year, $24.5 million loan and two 10-year loans aggregating $18.5 million were provided by Wells Fargo Bank. The five-year loan is secured by the Courtyard by Marriott Dallas Downtown, carries a fixed interest rate of 7.6 percent per annum and is interest only for the duration of the loan. The 10-year loans are secured by the Courtyard by Marriott and Residence Inn Charleston Summerville, South Carolina. The 10-year loans carry a fixed interest rate of 7.3 percent per annum and are interest only for the duration of the loan.

A portion of the proceeds from the loans will be used to repay the approximate $41 million maturing mortgage on the Residence Inn Bellevue, Wash., which will be repaid in September. The remaining proceeds of approximately $42 million, combined with the full $260 million available on the unsecured credit facility, provide $302 million of proceeds to cover all 2024 maturing debt of $300 million.

“After reducing our net debt during the pandemic by approximately 40 percent, second most among lodging REITs, we have a great balance sheet that we were able to further solidify with these loans,” stated Jeremy Wegner, Chatham’s chief financial officer. “With encumbrances on only 14 of our 39 hotels after the Bellevue repayment, we have ample flexibility to appropriately address our maturities at the right time using the best capital source.”

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised, publicly traded real estate investment trust focused primarily on investing in upscale extended-stay hotels and premium-branded, select-service hotels. The company owns 39 hotels totaling 5,915 rooms/suites in 16 states and the District of Columbia. Additional information about Chatham may be found at chathamlodgingtrust.com.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about Chatham Lodging Trust, including those statements regarding acquisitions, capital expenditures, future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results or performance to differ materially from those discussed in such statements. Additional risks are discussed in the company’s filings with the Securities and Exchange Commission.